Exhibit 99.2

CFO Review of Fiscal Fourth Quarter and

Fiscal Year 2012 Results

Avnet, Inc. Fiscal Year 2012 Summary

	Fiscal Year Ended
	June 30,	July 2,	Net
	2012	2011	Change
	$ in millions, except per share data
Sales	$25,707.5	$26,534.4	$(826.9)
Gross Profit	$3,050.6	$3,107.8	$(57.2)
Gross Profit Margin	11.9%	11.7%	16	bps

Selling, General and Administrative Expenses	$2,092.8	$2,100.7	$(7.8)
Selling, General and Administrative Expenses as % of Gross Profit	68.6%	67.6%	101	bps
Selling, General and Administrative Expenses as % of Sales	8.1%	7.9%	22	bps

GAAP Operating Income	$884.2	$930.0	$(45.8)
Adjusted Operating Income (1)	$957.8	$1,007.2	$(49.4)
Adjusted Operating Income Margin (1)	3.7%	3.8%	-7	bps

GAAP Net Income (Loss)	$567.0	$669.1	$(102.1)
Adjusted Net Income (1)	$607.9	$666.6	$(58.7)

GAAP Diluted EPS	$3.79	$4.34	-12.7%
Adjusted EPS (1)	$4.06	$4.32	-6.0%

Return on Working Capital (ROWC) (1)	23.9%	27.2%	-333	bps
Return on Capital Employed (ROCE) (1)	12.9%	15.4%	-254	bps
Working Capital Velocity (1)	6.41	7.17	(0.76)

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

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For fiscal 2012, consolidated sales declined 3.12%, or $827 million, to $25.7 billion, as compared with the prior year sales of $26.5 billion. Following record revenue in 2011, softness was observed across all markets, in particular in the EMEA region in both operating groups which experienced double-digit declines in both reported and organic revenue.

•	Pro forma revenue (as defined later in this release) declined 4.42% year over year; however Technology Solutions (TS) Americas and TS Asia both grew on a pro forma revenue basis

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With negative year-over-year organic growth worsening as the year progressed, we applied our portfolio management discipline and took selected actions in the parts of our business that were most impacted. While all regions took some cost reduction actions, the primary focus was on TS EMEA, which experienced six consecutive quarters of declining year-over-year pro forma revenue excluding the impact of changes in foreign currency exchange rates (“constant dollars”).

•	Gross profit decreased 1.84% to $3.1 billion while gross profit margin increased 16 basis points to 11.9%, as improvements in TS offset a decline in Electronics Marketing (EM).

•	Even though we began seeing the benefits of our cost reductions, selling, general and administrative expenses as a percent of gross profit increased 101 basis points to 68.6%.

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Adjusted operating income at the enterprise level declined by 4.9% to $958 million. TS increased operating income by $33 million and operating income margin by 46 basis points as we continued to focus on capturing higher margin revenue and improving profitability across the portfolio. EM’s operating income declined $81 million, primarily due to a 6% decline in organic sales. However, EM’s operating income margin remained within management’s target range of 5.0% and 5.5%.

•	Adjusted operating income margin at the enterprise level declined 7 basis points for the fiscal year, as strength in TS was more than offset by a decline in EM.

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Adjusted earnings per share declined 6% to $4.06; roughly $0.05 of the decline can be attributed to the translation impact of changes in foreign currency rates. EPS was also positively impacted by approximately $0.18 per share as a result of the share repurchases during the fiscal year.

•	Cash flow from operations was $529 million which, together with available liquidity, supported the $313 million we invested in M&A and the nearly $320 used to repurchase our stock.

•	ROCE for the full fiscal year decreased 254 basis points to 12.9%.

•	Working capital velocity declined 0.76 turns as prior year velocity was elevated by product shortages and extended lead times through the V-shaped recovery.

Avnet, Inc. Q4 Fiscal Year 2012 Summary

Revenue

		Year-over-Year Growth Rates
	Q4 FY12	Reported	Pro forma
	Revenue	Revenue(1)	Revenue(2)
	($ in millions)
Avnet, Inc.	$6,307.4	-8.8%	-11.8%
Excluding FX (1)		-5.8%	-8.9%

Electronics Marketing Total	$3,764.4	-5.0%	-10.8%
Excluding FX (1)		-1.8%	-7.8%
Americas	$1,435.4	8.9%	-2.7%
EMEA	$1,044.4	-21.4%	-21.5%
Excluding FX (1)		-12.1%	-12.2%
Asia	$1,284.6	-2.3%	-9.3%

Technology Solutions Total	$2,543.0	-13.8%	-13.1%
Excluding FX (1)		-11.2%	-10.4%
Americas	$1,414.4	-12.3%	-9.1%
EMEA	$676.1	-22.9%	-25.7%
Excluding FX (1)		-15.7%	-18.7%
Asia	$452.5	-1.8%	—

(1)	Year-over-year revenue growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Pro forma revenue as defined in this document. Pro forma growth rate for TS Asia is not presented as revenue comparision to prior year was not impacted by acquisitions.

•	Fourth quarter fiscal 2012 sales of $6.3 billion, decreased 8.8% year over year (5.8% in constant dollars) as the market environment worsened during the year.

•	Year-over-year pro forma sales decreased 11.8% (8.9% in constant dollars), driven by double-digit declines in both operating groups.

•	On a sequential basis, sales increased 0.43%, which is below normal seasonality level of 1% to 5% as sales came in below expectations as June was much softer than anticipated.

•	EM reported quarterly revenue of $3.76 billion, a year-over-year decrease of 5.0%, as revenue in the month of June came in below forecast as customers grew cautious with their purchases.

•	Pro forma year-over-year revenue declined 10.8% (7.8% in constant dollars), with all three regions experiencing weakness.

•	Sequential pro forma revenue growth, in constant dollars, of 0.3% was at the low end of normal seasonality primarily due to the Americas and EMEA regions.

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TS revenue declined 13.8% year over year (11.2% in constant dollars) to $2.5 billion. June was weaker than expected as a number of customers in both the Americas and EMEA regions chose to defer their final purchasing decisions during the last two weeks of the month.

•	Pro forma revenue decreased 13.1% year over year (10.4% in constant dollars) driven primarily by weakness in EMEA.

•	Pro forma revenue decreased 0.6% sequentially (increased 0.2% in constant dollars).

•	On a product level basis, sequential growth in storage and networking was offset by declines in microprocessors and servers.

Gross Profit

	Three Months Ended
	June 30,	July 2,
	2012	2011	Change
	($ in millions)
Gross Profit	$759.0	$824.9	$(65.8)
Gross Profit Margin	12.0%	11.9%	+10	bps

•	Gross profit dollars were $759 million, down 8% year over year and up 0.7% sequentially.

•	TS gross profit margin increased 118 basis points year over year and 26 basis points sequentially, with the largest increase in EMEA.

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EM gross profit margin declined 86 basis points year over year primarily due to the combination of (i) the transfer of the lower gross margin Latin America computing components business from TS Americas to EM Americas at the beginning of fiscal 2012 and (ii) the regional mix of business was slightly skewed to the lower margin regions as the higher gross margin EMEA region represented 28% of the overall EM revenue mix in the fourth quarter as compared with 34% in the prior year fourth quarter.

Operating Expenses

	Three Months Ended
	June 30,	July 2,
	2012	2011	Change
	($ in millions)
Selling, General and Administrative Expenses	$525.1	$554.0	$(28.8)
Selling, General and Administrative Expenses as % of Gross Profit	69.2%	67.2%	+202	bps
Selling, General and Administrative Expenses as % of Sales	8.3%	8.0%	+32	bps

•	Selling, general and administrative expenses (“SG&A expenses”) were $525 million, down 5.2% year over year and up 1.3% sequentially.

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The $29 million year-over-year decrease in SG&A expenses consisted of approximately $43 million of reduction due primarily to our cost cutting initiatives and, to a lesser extent, lower variable expenses and $21 million due to the translation impact of changes in foreign currency exchange rates slightly offset by a $35 million increase related to acquisitions.

•	Even with the initial benefits from our restructuring initiatives noted above, SG&A expenses as a percentage of gross profit increased 202 basis points from the year ago quarter.

•	TS SG&A expense as a percent of gross profit declined 51 basis points from the year ago quarter.

•	EM SG&A expense as a percent of gross profit increased 319 basis points from the year ago quarter.

•	SG&A expenses as a percentage of sales increased 32 basis points from the year ago quarter.

•	SG&A expenses as a percentage of sales increased 81 basis points from the year ago quarter at TS.

•	SG&A expenses as a percentage of sales decreased 8 basis points from the year ago quarter at EM.

Operating Income

	Three Months Ended
	June 30,	July 2,
	2012	2011	Change
	($ in millions)
GAAP Operating Income	$213.4	$267.2	$(53.7)
Adjusted Operating Income (1)	$233.9	$270.9	$(37.0)
Adjusted Operating Income Margin (1)	3.71%	3.92%	-21	bps

Electronics Marketing (EM)
Operating income	$191.1	$232.2	$(41.1)
Operating income margin	5.08%	5.86%	-78	bps

Technology Solutions (TS)
Operating income	$67.5	$67.5	$(0.1)
Operating income margin	2.65%	2.29%	36	bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

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Adjusted enterprise operating income of $234 million declined 0.6% sequentially and 13.7% year over year, with the majority of the decline due to EM which had a record year as the V-shaped recovery in the technology industry peaked in the prior year.

•	EM operating income declined 1.6% sequentially and 17.7% year over year.

•	TS operating income was relatively flat both sequentially and year over year, despite the year-over-year decline in revenue.

•	Adjusted operating income margin at the enterprise level decreased 4 basis points sequentially to 3.71% and was down 21 basis points from the prior year quarter.

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EM operating income margin decreased 9 basis points sequentially and 78 basis points from year ago fourth quarter to 5.08% primarily due to the decline in gross profit margin in the EMEA region and the transfer of the Latin America business as discussed above. While EM’s operating income margin declined year over year, it remained within management’s target range.

•	TS operating income margin increased 36 basis points from the prior year quarter primarily due to the improvement in Americas and the EMEA regions.

Avnet, Inc. Interest Expense, Other Income (Expense) and Income Taxes

	Three Months Ended
	June 30,	July 2,
	2012	2011	Change
	($ in millions)
Interest Expense	$(23.2)	$(22.6)	$(0.6)
Other Income (Expense)	$(4.1)	$5.5	$(9.5)

GAAP Income Taxes	$52.6	$11.2	$41.4
Adjusted Income Taxes (1)	$61.4	$64.3	$(3.0)
GAAP Effective Tax Rate	28.3%	4.5%	+2381	bps
Adjusted Effective Tax Rate (1)	29.7%	25.4%	+433	bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	Interest expense for the June quarter was $23.2 million, up $0.6 million over the prior year quarter.

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Other expense increased as compared with other income in the year ago quarter which was primarily due to foreign currency exchange loss as compared with a gain in the prior year period and the increasing cost of hedging.

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The adjusted effective tax rate was 29.7% in the fourth quarter, up 433 basis points from the year ago quarter. The fiscal 2012 effective tax rate was primarily impacted by a net tax benefit related to the release of a tax valuation allowance (reserve) on certain deferred tax assets which were determined to be realizable and, to a lesser extent, net favorable tax audit settlements, partially offset by changes to existing tax positions, withholding tax related to legal entity reorganizations and the establishment of a tax reserve on certain deferred tax assets.

Avnet, Inc. Net Income

	Three Months Ended
	June 30, 2012	July 2, 2011	Change
GAAP Net Income	$133.4	$238.8	$(105.4)
Adjusted Net Income (1)	$145.3	$189.4	$(44.1)

GAAP EPS	$0.91	$1.54	$(0.63)
Adjusted EPS (1)	$0.99	$1.22	$(0.23)

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	GAAP net income was $133 million, or $0.91 per share, for the quarter.
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GAAP net income and diluted earnings per share declined 44.1% and 40.9%, respectively, over the prior year primarily due to the decline in profitability discussed above and the impact of restructuring charges, integration and other charges.

•	Adjusted net income was $145 million, or $0.99 per share on a diluted basis, for the quarter.
•	On an adjusted basis, net income and diluted earnings per share decreased 23.3% and 18.9%, respectively, over the prior year quarter.

Avnet, Inc. Returns

	Three Months Ended
	June 30, 2012	July 2, 2011	Net Change
Return on Working Capital (ROWC) (1)	23.72%	27.39%	-367	bps
Return on Capital Employed (ROCE) (1)	12.54%	15.57%	-303	bps

(1)	A reconciliation of non-GAAP financial measures to GAAP financial measures is presented in the Non-GAAP Financial Information section at the end of this document.

•	ROWC for the quarter was 23.7%, a decrease of 367 basis points year over year.
•	The year-over-year decline was primarily due to a decline in operating income margins as noted above and a decline in working capital velocity.

•	ROCE of 12.5% was down 303 basis points from the year ago quarter.

Working Capital & Cash Flow

	Three Months Ended
	June 30, 2012	July 2, 2011	Net Change
Working Capital	$3,765.2	$3,799.1	$(33.9)
Working Capital Velocity	6.40	6.99	-0.59

•	Working capital (receivables plus inventory less accounts payable) decreased $34 million, or 0.9% year over year.

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Working capital velocity declined by 0.76 turns when compared with the year ago quarter and declined 0.03 turns sequentially. Working capital velocity remains above pre-recession levels as we return to an environment of stable lead times, average selling prices and inventory.

•	Cash flow from operations was $259 million for the quarter due to a reduction in working capital in response to market conditions.

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During the quarter and the full fiscal year, we used $69.5 million and $318.3 million, respectively, to repurchase shares of our stock. We are also expanding the size of our original stock repurchase program by an additional $250 million bringing the total size to $750 million.

•	Cash and cash equivalents at the end of the quarter was $1.01 billion; net debt (total debt less cash and cash equivalents) was $1.14 billion.

Risk Factors

The discussion of Avnet’s business and operations should be read together with the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties discussed in the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. These risks and uncertainties have the potential to affect Avnet’s business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner.

Forward Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as revenue adjusted for the impact of acquisitions and other items (as defined in the Pro forma (Organic) Revenue section of this release). Management believes pro forma revenue is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and EPS adjusted for the impact of the items described above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

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ROWC is defined as annualized operating income, excluding restructuring, integration and other items, divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

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ROCE is defined as annualized, tax affected operating income, excluding restructuring, integration and other items, divided by the monthly average balances of interest-bearing debt and equity (including the impact of restructuring, integration, and other items) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Fiscal Year 2012

	Fourth Quarter Ended Fiscal 2012				Fiscal Year Ended Fiscal 2012
	Op Income	Pre-tax	Net Income	Diluted EPS	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$213,438	$186,004	$133,404	$0.91	$884,165	$790,782	$567,019	$3.79
Restructuring, integration and other charges	20,471	20,471	15,708	0.11	73,585	73,585	52,963	0.35
Gain on bargain purchase and other	—	143	143	—	—	(2,918)	(3,463)	(0.02)
Net tax benefit	—	—	(3,987)	(0.03)	—	—	(8,616)	(0.06)

Total adjustments	20,471	20,614	11,864	0.08	73,585	70,667	40,884	0.27

Adjusted results	$233,909	$206,618	$145,268	$0.99	$957,750	$861,449	$607,903	$4.06

Items impacting the fourth quarter of 2012 consisted of the following:

•	restructuring, integration and other charges of $20.5 million pre-tax, which included $6.7 million of other charges related to legal claims;

•	a small adjustment to the gain on bargain purchase related to the business in Japan acquired in the third quarter; and

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a net tax benefit of $4.0 million which is comprised of (i) a tax benefit of $26.3 million for the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2012, partially offset by (ii) a tax provision of $22.3 million primarily related to the impact of withholding tax related to legal entity reorganizations and the establishment of tax reserves against deferred tax assets that were determined to be unrealizable during the fourth quarter of fiscal 2012.

Items impacting the full fiscal year 2012 consisted of the following:

•	restructuring, integration and other charges of $73.6 million pre-tax, which included $6.7 million of other charges related to legal claims;

•	a gain on bargain purchase and other of $2.9 million pre-tax related to the business in Japan acquired in the third quarter; and

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a net tax benefit of $8.6 million which is comprised of (i) a tax benefit of $30.8 million for the release of tax reserves against deferred tax assets that were determined to be realizable, partially offset by (ii) a tax provision of $22.2 million related to changes to existing tax positions, withholding tax related to legal entity reorganizations and the establishment of tax reserves against certain deferred tax assets partially offset by net favorable audit settlements.

Fiscal Year 2011

	Fourth Quarter Ended Fiscal 2011				Fiscal Year Ended Fiscal 2011
	Op Income	Pre-tax	Net Income	Diluted EPS	Op Income	Pre-tax	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$267,178	$250,012	$238,830	$1.54	$929,979	$870,966	$669,069	$4.34
Restructuring, integration and other charges	3,724	3,724	3,293	0.02	77,176	77,176	56,169	0.36
Gain on bargain purchase and other	—	—	—	—	—	(22,715)	(25,720)	(0.17)
Net tax benefit	—	—	(52,726)	(0.34)	—	—	(32,901)	(0.21)

Total adjustments	3,724	3,724	(49,433)	(0.32)	77,176	54,461	(2,452)	(0.02)

Adjusted results	$270,902	$253,736	$189,397	$1.22	$1,007,155	$925,427	$666,617	$4.32

Items impacting the fourth quarter of 2011 consisted of the following:

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restructuring, integration and other charges of $7.3 million pre-tax related to the integration of businesses acquired, net of a credit of $3.6 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years; and

•	a net tax benefit of $52.7 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable during the fourth quarter of fiscal 2011.

Items impacting the full fiscal year 2011 consisted of the following:

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restructuring, integration and other charges of $88.4 million pre-tax related to the acquisition and integration of businesses acquired during fiscal 2011, net of a credit of $11.3 million pre-tax related to the reversal of restructuring and purchase accounting reserves established in prior years;

•	a gain on bargain purchase and other of $22.7 million pre-tax related primarily to the acquisition of a business in Japan in fiscal 2011; and

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a net tax benefit of $32.9 million related primarily to the release of tax reserves against deferred tax assets that were determined to be realizable and, to a lesser extent, net favorable audit settlements, partially offset by changes to existing tax positions.

Pro Forma (Organic) Revenue

Pro forma or Organic revenue is defined as reported revenue adjusted for (i) the impact of acquisitions by adjusting Avnet’s prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of fiscal 2011; (ii) the impact of a fiscal 2011 divestiture by adjusting Avnet’s prior periods to exclude the sales of the business divested as if the divestiture had occurred at the beginning of fiscal 2011; and (iii) the impact of the transfer of the Latin America computing components business from TS Americas to EM Americas that occurred in the first quarter of fiscal 2012, which did not have an impact to Avnet on a consolidated basis but did impact the pro forma sales for the groups by $104 million in the fourth quarter of fiscal 2011 and $455 million for the full fiscal year 2011. Sales, taking into account the combination of these adjustments, are referred to as “pro forma sales” or “organic sales”.

	Revenue as Reported	Acquisition / Divested Revenue	Pro forma Revenue
	(in thousands)
Q1 Fiscal 2012	$6,426,006	$162,274	$6,588,280
Q2 Fiscal 2012	6,693,573	132,177	6,825,750
Q3 Fiscal 2012	6,280,557	54,575	6,335,132
Q4 Fiscal 2012	6,307,386	—	6,307,386

Fiscal year 2012	$25,707,522	$349,026	$26,056,548

Q1 Fiscal 2011	$6,182,388	$168,595	$6,350,983
Q2 Fiscal 2011	6,767,495	105,004	6,872,499
Q3 Fiscal 2011	6,672,404	217,768	6,890,172
Q4 Fiscal 2011	6,912,126	235,559	7,147,685

Fiscal year 2011	$26,534,413	$726,926	$27,261,339

“Acquisition Revenue” as presented in the preceding table includes the acquisitions listed below. The preceding table also reflects the divestiture of New ProSys Corp. which occurred in January 2011.

Acquired Business	Operating Group	Acquisition Date
Unidux	EM	July 2010
Broadband	EM	October 2010
Eurotone	EM	October 2010
Center Cell	EM	November 2010
itX Group Ltd	TS	January 2011
Amosdec	TS	July 2011
Prospect Technology	EM	August 2011
JC Tally Trading & subsidiary	EM	August 2011
DE2	EM	November 2011
Round2 Tech	EM	January 2012
Unidux Electronics Limited (Singapore)	EM	January 2012
Canvas Systems	TS	January 2012
Pinnacle Data Systems	EM	January 2012
Acquisition of controlling interest in a non-wholly owned entity	EM	January 2012
Nexicore	EM	April 2012
Ascendant Technology	TS	April 2012

ROWC, ROCE and WC Velocity

The following table presents the calculation for ROWC, ROCE and WC velocity.

	Q4 FY 12	Q4 FY 11	FY 12
Sales	$6,307,386	$6,912,126	$25,707,521
Sales, annualized (a)	25,229,543	27,648,504	25,707,521

Adjusted operating income (1)	233,910	270,902	957,751
Adjusted operating income, annualized (b)	935,639	1,083,608	957,751
Adjusted effective tax rate (2)	29.43%	27.97%	29.43%
Adjusted operating income, net after tax (c)	660,281	780,523	675,885

Average monthly working capital (3)
Accounts receivable	$4,517,821	$4,670,043	$4,512,276
Inventory	2,502,535	2,625,227	2,609,415
Accounts payable	(3,076,214)	(3,338,386)	(3,109,721)

Average working capital (d)	3,944,142	3,956,884	4,011,970

Average monthly total capital (3) (e)	5,266,810	5,013,072	5,240,664

ROWC = (b) / (d)	23.72%	27.39%	23.87%
WC Velocity = (a) / (d)	6.40	6.99	6.41
ROCE = (c ) / (e)	12.54%	15.57%	12.90%

(1)	See reconciliation to GAAP amounts in the preceding tables in this Non-GAAP Financial Information Section.
(2)	Adjusted effective tax rate is based upon a year-to-date calculation excluding restructuring, integration and other charges and tax adjustments as described in the reconcilation to GAAP amounts in this Non-GAAP Financial Information Section.
(3)	For averaging purposes, the working capital and total capital for Bell Micro was included as of the beginning of fiscal 2011.